Exhibit 4.18

* * *Confidential material has been omitted and filed separately with the Commission

DATED                      2011

(1) AMIRA ZELOOF OFER ZELOOF AND OREN ZELOOF

and

(2) INTERXION CARRIER HOTEL LIMITED

LEASE

relating to:

Part Ground Floor, First Floor,

Second Floor, Third Floor, Fourth Floor (to be built)

and Fifth Floor (to be built), Block D

The Old Truman Brewery

91 Brick Lane, London E1

Bird & Bird LLP

15 Fetter Lane

London EC4A 1JP

England

Tel: 020 7415 6000

Fax: 020 7415 6111

www.twobirds.com

Ref: AJS\INTHO\021\Documents\D Block Lease – 9 September

PRESCRIBED CLAUSES

LR1. Date of lease

1 November 2011

LR2. Title number(s)

LR2.1 Landlord’s title number(s)

86608

LR2.2 Other title numbers

EGL487307, NGL291450

LR3. Parties to this lease

Landlord

AMIRA ZELOOF, OFER ZELOOF AND OREN ZELOOF all care of 91 Brick Lane, London E1 6QL

Tenant

INTERXION CARRIER HOTEL LIMITED a company registered with number 03753969 whose registered office is at 5th Floor, 91-95 Brick Lane, London E1 6QL.

Other parties

LR4. Property

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

See the definition of “Premises” in Clause 1 of this lease.

LR5. Prescribed statements etc.

None.

LR6. Term for which the Property is leased

The term as specified in the definition of “Term” in Clause 1 of this lease, subject to the terms of the Lease.

LR7. Premium

None.

LR8. Prohibitions or restrictions on disposing of this lease

This lease contains provisions that prohibit or restrict dispositions.

LR9. Rights of acquisition etc.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None.

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

None.

LR9.3 Landlord’s contractual rights to acquire this lease

None.

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

None.

LR11. Easements

LR11.1 Easements granted by this lease for the benefit of the Property

The easements as specified in Schedule 1 of this lease.

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

The easements as specified in Schedule 2 of this lease.

LR12. Estate rent charge burdening the Property

None.

LR13. Application for standard form of restriction

None.

LR14. Declaration of trust where there is more than one person comprising the Tenant

None.

THIS LEASE is made the      day of              2011

BETWEEN:

(1)	AMIRA ZELOOF OFER ZELOOF and OREN ZELOOF all care of 91 Brick Lane London E1 6QL (together the “Landlord” which expression shall where the context so admits includes the reversioner for the time being); and

(2)	INTERXION CARRIER HOTEL LIMITED a company registered with number 03753969 whose registered office is at 5th Floor, 91-95 Brick Lane, London E1 6QL (the “Tenant”).

WHEREAS:

(A)	The Landlord owns part of the Old Truman Brewery (as defined below).

(B)	The Parties have agreed that the Landlord will grant a lease of the Premises to the Tenant for the period from and including the date hereof to and including 5 April 2025 on the terms set out herein.

NOW THIS DEED WITNESSES as follows:

PART ONE: DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

Where in this deed the following words in bold type commence with capital letters they have the following meanings unless the context otherwise requires:

Approvals means all necessary approvals consents permissions and licensees of any local or other competent authority which may from time to time be necessary to enable the Tenant lawfully to commence and carry out the Tenant’s Works including Planning Permission number PA/11/01168 dated 13 October 2011;

Authority means any statutory, public, local, planning, fire regulations, building regulations or other competent authority or a court of competent jurisdiction;

Block B means the building and land known as Block B, Old Truman Brewery, 91 Brick Lane, London E1 6QL as shown edged in pink on the Plan titled ‘Block B Plan’;

Block C means the building known as Block C, Old Truman Brewery, 91 Brick Lane, London E1 6QL as shown edged in pink on the Plan titled ‘Block C Plan’;

Building means the building known as Block D, Old Truman Brewery, 91 Brick Lane, London E1 6QL as shown edged green on the Plan titled ‘Building Plan’ of which the Premises form part;

Clause means a clause of this deed;

Common Parts means such entrances, passages, staircases, circulation areas, lifts, service roads, service yards, loading bays, forecourts, lavatories, and other areas from time to time provided for the common use of tenants, occupiers, visitors or any of them;

Conduit means any pipe, drain, watercourse, culvert, sewer, flue, duct, gutter, wire, cable, optic fibre, conduit, channel and other medium for the passage or transmission of water, soil, gas, air, smoke, electricity, light, information or other matter and all ancillary equipment or structures;

End of the Term means the determination of the Term by expiry, forfeiture, notice, surrender or otherwise;

Existing Premises means that part of the Premises existing and built as at the date hereof, comprising part Ground Floor, First Floor, Second Floor and part Third Floor as the same is shown edged in red on the Plans titled ‘Existing Premises’;

External Repair means an item of repair and/or maintenance and/or similar relating to a part of the Premises which lies on the exterior of the Building and which constitutes a danger to members of the public and/or to the Retained Property;

Facilities means such systems and facilities as may from time to time be provided for the amenity of the Building and/or the Retained Property such as security and surveillance systems; fire alarm and prevention equipment; sprinklers; heating, ventilation and air conditioning plant; public address and other communication facilities;

Force Majeure: means any causes not within the reasonable control of the Landlord or the Tenant as the case may be including but not limited to strike or labour disputes save for those involving a party’s own work force, strike of lightning direct or indirect, fire, flood, war, mobilisation or military call-ups of greater extent, nuclear calamities, requisition, embargo, currency restriction, authority directives, any act of government, regulatory or other legal restrictions in force as at the date hereof and/or which come in force after the date hereof, riot or uprising, legal restriction in the use of power, delays on the part of any local or statutory authority and the default of any third party beyond the reasonable control of the defaulting party or causes related to sub-suppliers when the sub-supplier’s default is caused by any of the above mentioned causes;

Interest means interest at the Interest Rate (both before and after any judgment) calculated on a daily basis from the date on which interest becomes chargeable on any payment pursuant to any provision of the Lease to the date upon which such payment is made such interest to be compounded with rests on the quarter days being specifically 1 January, 1 April, 1 July and 1 October in every year;

Interest Rate means 3.5% p.a. above the base lending rate from time to time of Bank of Scotland Bank (or such other UK bank as the Landlord may give notice of from time to time);

Internal Alteration means an alteration to the interior of the Premises which does not affect any load bearing part of the Building and/or the erection of non-structural demountable partitioning within the Premises;

Lease means this lease as from time to time varied or supplemented whether by deed, licence or otherwise;

Legal Obligation means any obligation relating to the Premises or their occupation or use imposed by any present or future statute or any statutory instrument, EC directive with direct effect, common law, mandatory code of practice, regulation, order, notice, direction or requirement of any Authority, irrespective of the person on whom such obligation is imposed;

New Premises means that part of the Premises to be built as part of the Tenant’s Works, comprising part (infill) Third Floor, Fourth Floor, Fifth Floor/Plant Deck, and new stairwell and goods lift and enclosures at the rear (North) of the Premises, as the same is shown edged in red on the Plans titled ‘New Premises’;

Old Truman Brewery means the Old Truman Brewery site, 91 Brick Lane, London E1, as the same is shown edged blue on the Plan titled Old Truman Brewery Plan;

Party means the Landlord or the Tenant;

Party Wall means the party wall between the Building and Block C as the same is shown identified by a red line on the Plan titled ‘Party Wall Plan’;

Permitted User means data centre with ancillary offices and all uses ancillary thereto but not further or otherwise;

Plan means a plan attached to this Lease;

Planning Acts means the Town and Country Planning Act 1990 and all other statutes containing provisions relating to town and country planning when from time to time in force and all other statutes, statutory instruments, regulations and orders included by virtue of Clause 2.5;

Practical Completion means the point at which the Tenant’s Works are in a state of being complete in all respects and free from apparent defects (save for any minor items of incomplete work or minor defects the existence completion or rectification of which would not in the reasonable opinion of the Tenant materially prevent or interfere with the use of the Tenant’s Works by the Tenant), provided always that the Landlord shall be consulted as to the progress of the Tenant’s Works and shall be allowed to offer its opinion as to the date of Practical Completion, and in the event that there is a dispute between the Tenant and the Landlord as to the date of Practical Completion, it is to be determined by a Chartered Surveyor having at least ten years’ experience in assessing the date of practical completion of such works nominated by agreement of the Landlord and the Tenant and failing such agreement by the President or other chief officer or acting chief officer for the time being of the Royal Institution of Chartered Surveyors, and the surveyor shall act as an expert and not as an arbitrator and the surveyor’s costs shall be in the surveyor’s award;

Premises means all that land and premises situated at and known as Part Ground Floor, First Floor, Second Floor and Third Floor, Block D, Old Truman Brewery, 91 Brick Lane, London E1 as shown edged red on the Plans titled ‘Premises Plan – Ground Floor, First Floor, Second Floor, and Third Floor’, and in relation to the area shown edged red on the Plan titled ‘Premises Plan – Fourth Floor’ the airspace to a level of 12 metres above the level of the existing roof of the Existing Premises (but excluding to the extent relevant any airspace currently occupied by the Telecoms Equipment used by Vodafone in connection with the Telecoms Agreements currently attached to Block C for the period during which such Telecoms Equipment remains in situ), and all and any part of such property and any additions thereto including:

1)	in respect of the Existing Premises:

(a)	the internal surfaces of the walls and of the floor and ceiling slabs dividing the Premises from other parts of the Building but not those walls or slabs themselves;

(b)	internal walls which are not loadbearing;

(c)	the internal surfaces of loadbearing walls, columns or floors or ceiling slabs within the Premises but not those walls, columns or slabs themselves;

(d)	the doors, door frames, windows and window frames (including for the avoidance of doubt the glazed frontage) of the Premises;

(e)	Conduits and Facilities to the extent that they are within and exclusively serve the Premises (but not other Conduits or Facilities)

(f)	plant and machinery forming part of and exclusively serving the Premises; and

2)	in respect of the New Premises the Premises includes the whole of the Tenant’s Works including the walls (both load bearing and non-load bearing), columns, ceiling slabs and roof, but for the avoidance of doubt not the Party Wall which shall be the property of the Landlord and shall form part of the Retained Property;

Prohibited Material means materials, substances, practices or techniques which are generally accepted or generally suspected in the construction industry at the relevant time as:

(a)	posing a hazard to the health of any person;

(b)	posing a threat to the structural stability, performance, physical integrity of the normal life expectancy of buildings or structures or any part or component thereof as a result of sole use or use in a particular situation or in combination with other materials or substances; or

(c)	not being in accordance with any British or European Standards and Codes of Practice and/or the requirement of the Guidance “Good Practice in the Selection of Construction Materials” dated 16 May 1997 sponsored by the British Property Federation and British Council of Offices and the BRE Digest (or any updated versions of the Guidance or Digest);

Regulations means any regulations from time to time published by the Landlord or other relevant person acting reasonably in relation to the Premises and/or the Retained Property in the interests of good estate management;

Rent means the rent amounts as detailed in Schedule 3, comprising rent in respect of:

(i)	the Existing Premises, as set out in Part 1 of Schedule 3; and

(ii)	the New Premises, as set out in Part 2 of Schedule 3,

PROVIDED ALWAYS THAT that the Landlord may if it so wishes invoice the Rent for the Existing Premises and the New Premises together in the same invoice from time to time;

Rent Commencement Date means

(i)	in respect of the Existing Premises, 1 May 2012; and

(ii)	in respect of the New Premises, 19 March 2014;

Retained Property means the Old Truman Brewery excluding the Premises;

Schedule of Condition means the narrative and photographic schedules of condition of the Premises, being:

(i)	one schedule of condition of the Existing Premises attached at Part 1 of Schedule 5; and

(ii)	one schedule of condition of the New Premises to be completed on or after Practical Completion at the joint cost of the Landlord and the Tenant pursuant to Clause 7.2 and thereafter to be kept with this Lease;

Service Charge means the service charge amounts as set out in Schedule 4;

Services means the services to be provided by the Landlord pursuant to Clause 27;

Telecoms Agreements means:

(i)	the agreement between Eliahou Zeloof, Amira Zeloof, Oren Zeloof and Ofer Zeloof (1) and Vodafone Limited (2) dated 3 June 1999; and

(ii)	the agreement for installation of telecommunications equipment between Eliahou Zeloof, Amira Zeloof, Oren Zeloof and Ofer Zeloof (1) and Orange Personal Communications Services Limited (2) dated 29 June 1999;

Telecoms Equipment means the telecommunications equipment used by Vodafone and Orange as the case may be which is located in or on Block C pursuant to the Telecoms Agreements;

Tenant’s Works means those works detailed in Schedule 6;

Term means a term commencing on the Term Commencement Date and expiring on 5 April 2025, subject always to the provisions of this Lease;

Term Commencement Date means the date hereof;

VAT means Value Added Tax or other tax of a similar nature (and unless otherwise expressly stated all references to Rent or other monies payable by the Tenant are exclusive of any VAT charged or chargeable thereon).

2.	INTERPRETATION

The provisions of the Lease shall unless the context otherwise requires be construed as follows:

2.1	Obligations and liabilities of a Party comprising more than one person are obligations and liabilities of such persons jointly and severally;

2.2	Words importing one gender include all other genders;

2.3	The singular includes the plural and vice versa;

2.4	A covenant by the Tenant not to do something shall be construed as including a covenant not to permit or knowingly to suffer it to be done by a third party;

2.5	Reference to a statute includes any amendment, modification, extension, consolidation or re-enactment of it and any statutory instrument, regulation or order made under it which is for the time being in force;

2.6	Headings to Clauses, Schedules or parts of the Lease do not affect the interpretation or construction of the Lease.

PART TWO: DEMISE

3.	DEMISE

In consideration of the rents hereby reserved and the covenants by the Tenant hereinafter contained the Landlord demises the Premises to the Tenant:

3.1	together with the rights set out in Schedule 1;

3.2	except and reserving to the Landlord and all those authorised by it as set out in Schedule 2;

3.3	to hold the same to the Tenant for the Term;

3.4	subject to all rights, easements, quasi-easements, restrictions, covenants and liabilities affecting the Premises;

3.5	yielding and paying to the Landlord the Rent, Service Charge and other sums payable under the Lease without any deduction by equal quarterly payments in advance on the quarter days being specifically 1 January, 1 April, 1 July, and 1 October in every year and proportionately for any period of less than a year the first payment of the Rent to be made on the Rent Commencement Date and the first payment of the Service Charge to be made on the date hereof;

PART THREE: TENANT’S COVENANTS

4.	INTRODUCTION

The Tenant covenants with the Landlord as set out in this part of the Lease.

5.	RENT AND SERVICE CHARGE

5.1	The Tenant shall pay the Rent as provided in part two of the Lease without deduction or set-off.

5.2	The Tenant shall pay the Service Charge as provided in part two of the Lease without deduction or set-off.

6.	OUTGOINGS

6.1	The Tenant shall pay and indemnify the Landlord against all rates, taxes, assessments, impositions, duties, charges and outgoings now or at any time during the Term payable by the owner or occupier of or otherwise due in respect of the Premises or any part thereof (except any tax assessed on the Landlord in respect of its ownership of, rental income from or any dealing with its reversionary interest).

6.2	The Tenant shall pay and indemnify the Landlord against all reasonable and proper charges for electricity, water, gas, telephone and other services at the Premises.

6.3	For the avoidance of doubt the Tenant shall be responsible for obtaining and maintaining its own supply of electricity, gas, water, and any other utilities and/or services directly from the appropriate utility company, but shall at the End of the Term give the Landlord the opportunity at no cost of taking over any such supplies.

6.4	The Tenant shall pay by way of further rent and keep the Landlord indemnified against all VAT which may from time to time be charged on the Rent, Service Charge and/or on any other monies payable by the Tenant under the Lease within 14 days of receipt of a valid VAT invoice therefor.

6.5	The Tenant shall pay by way of further rent and keep the Landlord indemnified against all VAT paid or payable by the Landlord in respect of any costs, fees, disbursements, expenses or other sums which the Landlord is entitled to recover under the terms of this Lease.

6.6	The Tenant shall pay to the Landlord on demand a fair and proper proportion of the costs of the maintenance, repair and renewal of all roads, accessways and/or Conduits and/or Facilities running over or under the Retained Property and which serve or benefit the Premises.

7.	REPAIR AND DECORATION

7.1	The Tenant shall (subject to the provisions relating to insurance set out in part four of the Lease):

7.1.1	from time to time and at all times during the Term keep the Premises and every part thereof and all additions and improvements thereto in good and substantial repair and condition and good decorative order providing that the yielding up obligations are those as set out in Clause 20;

7.1.2	clean the Premises regularly and maintain them at all times in a clean and tidy condition but in no better condition than shown on the Schedule of Condition;

7.1.3	within three months (or sooner in emergency) of receipt of notice from the Landlord of any breach of this Clause carry out the repair, maintenance, cleaning, servicing and/or decoration required to remedy the breach;

7.1.4	decorate and keep the Premises decorated to a good standard;

7.1.5	in respect of any notice served by the Landlord pursuant to Clause 7.1.3 which relates to an External Repair, if the Tenant fails diligently to comply or seek to comply with such notice within the three months set out in the notice in accordance with Clause 7.1.3 (or such reasonable shorter period in emergency) the Landlord may enter the external parts (accompanied by an employee of the Tenant (which the Tenant covenants to make available) except in the case of emergency) but not for the avoidance of doubt any internal parts of the Premises to carry out such work necessary to comply with the notice, and the Tenant shall upon demand pay to the Landlord as a debt all costs which the Landlord reasonably and properly so incurs;

7.1.6	in the event that the Tenant does not permit the Landlord access to the Premises to carry out any of the Services, then the Tenant shall if the Landlord so requires be required at its own cost to carry out and complete such Services forthwith, provided that the Landlord shall in such instance pay the Tenant the cost that the Landlord would reasonably and properly have incurred in carrying out such Services.

7.2	A narrative and photographic schedule of condition of the New Premises will be prepared and completed on or after Practical Completion at the joint cost of the Landlord and the Tenant, and on completion shall be kept with this Lease. In the event that the Parties are unable to agree the content of the Schedule of Condition relating to the New Premises, then the matter shall be resolved by a surveyor appointed jointly by the parties or in the absence of agreement appointed by the President for the time being of the Royal Institute of Chartered Surveyors upon the application of either party and the surveyor shall act as an expert and not as an arbitrator and the surveyor’s costs shall be in the surveyor’s award.

8.	ALTERATIONS

8.1	Save as set out below the Tenant shall not, other than in relation to the Tenant’s Works:

8.1.1	alter or interfere with any part of the Building and/or the Retained Property;

8.1.2	make any addition or alteration to the Premises unless permitted by this Clause;

8.1.3	alter or interfere with the operation of any Conduits and/or Facilities which serve any part of the Retained Property without the prior written consent of the Landlord in the Landlord’s absolute discretion.

8.2	The Tenant shall not other than in relation to the Tenant’s Works:

8.2.1	erect any new building or structure on the Premises; and/or

8.2.2	make structural alterations or additions to the Building;

8.2.3	make an Internal Alteration which is not permitted without the Landlord’s consent pursuant to Clause 8.3 without in each such case the Landlord’s prior written consent in the Landlord’s absolute discretion.

8.3	The Tenant may without the consent of the Landlord make an Internal Alteration without requiring the Landlord’s consent provided that:

8.3.1	the Tenant shall provide full details in writing to the Landlord of such internal non-structural alterations and/or non-structural demountable partitioning prior to commencing such work or internal demountable partitioning; and

8.3.2	it does not interfere with the operation of any Conduits and/or Facilities (if any) which serve any part of the Retained Property,

and for the avoidance of doubt any partitioning installed by the Tenant shall be and remain a tenant’s fixture for all purposes of the Lease.

8.4	The Landlord may before giving any consent under this Clause require:

8.4.1	the submission to the Landlord of drawings and specifications showing the proposed alteration; and

8.4.2	the execution of such licence to carry out the proposed alteration as the Landlord may reasonably require.

8.5	For the avoidance of doubt the Tenant is not permitted to place any satellite dishes on any part of the Building, other than a maximum of seven satellite dishes each with a maximum diameter of 90 cm, provided always that any such satellite dishes must be located on the fifth floor of the Building to be built as part of the Tenant’s Works, and must not be visible from ground level, and provided always that the Landlord may if reasonable in connection with the Retained Property (whether related to development or any other matter) on giving the Tenant not less than 3 months’ notice require the removal of all and any of such satellite dishes from the Building and the relocation of the same to Block B.

9.	SIGNS

The Tenant shall not erect any signs, boards, posters or other matters of like nature upon the exterior wall bounding the Premises without the Landlord’s consent provided that the Tenant shall, subject to obtaining the Landlord’s prior written consent (such consent not to be unreasonably withheld or delayed), be permitted to erect a single sign in such position to be agreed in writing by the Landlord (such agreement not to be unreasonably withheld or delayed) of a size and nature consistent with other such signs of other occupiers in the Old Truman Brewery which can stipulate the name address and/or trade of the Tenant provided that the Tenant shall not be permitted to erect and/or place any signs, boards, posters or other matters of a like nature on the perimeter windows of the Premises and provided that any flashing and/or moving sign requires the Landlord’s prior consent in writing in the Landlord’s absolute discretion.

10.	USER

10.1	The Tenant shall not use the Premises otherwise than for the Permitted User.

10.2	The Tenant shall not use the Premises or permit the Premises to be used in a manner which may be or become or cause a nuisance, disturbance, injury or damage to the Landlord or any other person.

10.3	The Tenant shall not reside or sleep on the Premises, nor use them for any sale by auction or for any dangerous, noisy or offensive purpose or for any illegal or immoral activity.

10.4	The Tenant shall not impose or permit to be imposed on the floors or walls of the Premises and/or the Building any load in excess of that which they are designed to bear and not suspend or permit to be suspended from the ceiling slabs and/or beams of any part of the Premises and/or the Building any load in excess of that which they are designed to bear and without prejudice to the foregoing not to do anything which may subject the Premises and/or the Building to any strain beyond that which they are designed to bear with due margin for safety.

11.	ALIENATION

11.1	Unless otherwise permitted under this Clause the Tenant shall not:

11.1.1	hold the Premises expressly or impliedly on trust for another person;

11.1.2	part with possession of the Premises;

11.1.3	share possession of the Premises with another person;

11.1.4	allow anyone other than the Tenant any lawful subtenant or their respective officers and employees to occupy the Premises.

Assignment

11.2	The Tenant shall not assign a part (as distinct from the whole) of the Premises.

11.3	The Tenant shall not assign the whole of the Premises without the prior consent of the Landlord (which will not be unreasonably withheld or delayed).

11.4	It is agreed that for the purposes of Section 19(1A) of the Landlord and Tenant Act 1927 the Landlord may withhold its consent to an assignment if any of the following circumstances exist:

11.4.1	there is a material breach of a covenant in the Lease by the Tenant;

11.4.2	any Rent, Service Charge or other sums payable under the Lease are not paid on the date of application for consent to such assignment and/or on the date of the proposed assignment;

11.4.3	the proposed assignee is a member of the same group of companies (as defined by Section 42 of the Landlord and Tenant Act 1954) as the Tenant and cannot show average net assets and net profits over the previous three years greater than or equal to those of the Tenant over the previous three years;

11.4.4	in the reasonable opinion of the Landlord the proposed assignment will have a materially detrimental effect on the value of the Landlord’s reversionary interest in the Building and/or the Retained Property.

11.5	It is agreed that for the purposes of Section 19(1A) of the Landlord and Tenant Act 1927 the Landlord may grant consent to an assignment subject to any of the conditions set out below:

11.5.1	the proposed assignee has if reasonably required by the Landlord procured a covenant by deed with the Landlord from individuals who are or a company which is reasonably acceptable to the Landlord as surety for the assignee;

11.5.2	the proposed assignee has if required by the Landlord deposited with the Landlord such sum as the Landlord reasonably requires as security for the performance by the assignee of its obligations under the Lease;

11.5.3	the Tenant has, if reasonably so required by the Landlord, first entered into an authorised guarantee agreement as defined in Section 16 of the Landlord and Tenant (Covenants) Act 1995;

11.6	It is agreed that the Landlord may withhold consent to an assignment of the whole of the Premises on a ground which is not referred to in Clause 11.4 and that it may grant consent subject to a condition which is not specified in Clause 11.5 subject in each case to such withholding of consent or imposition of a condition being reasonable.

Charges

11.7	The Tenant may charge the Premises to a bank or similar financial institution for the purpose only of borrowing money on the security of the Lease subject to obtaining the Landlord’s consent, such consent not to be unreasonably withheld or delayed.

Underlettings

11.8	Save as set out at Clause 11.13 the Tenant shall not underlet a part (as distinct from the whole) of the Premises.

11.9	The Tenant shall not underlet the whole of the Premises:

11.9.1	unless the proposed undertenant has first covenanted by deed with the Landlord in such form as the Landlord may reasonably require that with effect from the date of the underlease and during the term thereof the undertenant will observe and perform all the provisions of the underlease to be observed and performed by the undertenant; nor

11.9.2	(where the proposed undertenant is a corporate body and the Landlord reasonably so requires) without first procuring a covenant by deed with the Landlord from two individuals who are or a company which is acceptable to the Landlord as surety for the undertenant; nor

11.9.3	except by way of a permitted underlease; nor

11.9.4	without the prior written consent of the Landlord (which will not be unreasonably withheld or delayed).

11.10	A permitted underlease is an underlease which:

11.10.1	is granted without any fine or premium;

11.10.2	reserves a rent not less than the greater of:

11.10.2.1	the open market rental value of the Premises being underlet; and

11.10.2.2	the passing rent under this Lease;

11.10.3	is (so far as is consistent with an underlease) in a form substantially the same as the Lease;

11.10.4	is for a term no longer than the unexpired Term under this Lease, containing provisions to the effect that it will immediately determine upon the forfeiture or other determination of this Lease and that upon such forfeiture or other determination of this Lease the Tenant shall procure vacant possession of the Premises;

11.10.5	contains provisions for re-entry by the underlessor on breach of any covenant by the undertenant;

11.10.6	prohibits the commutation of rent;

11.10.7	is excluded from the operation of sections 24-28 of the Landlord and Tenant Act 1954;

11.11	The Tenant shall enforce in so far as is reasonable performance by every such undertenant of the covenants and conditions in its underlease and shall not release or waive any such covenants or conditions.

Associated Companies

11.12	The Tenant shall be permitted to share occupation of the whole or any part or parts of the Premises with any company which is a member of the same group of companies as the Tenant within the meaning of section 42 of the Landlord and Tenant Act 1954 (as originally enacted) (a Group Company) so long as such company remains a Group Company of the Tenant and provided that such occupation shall not create the relationship of landlord and tenant between the Tenant and the Group Company of the Tenant and provided that notice in writing of such occupation, the area to be occupied and the termination of any such occupation is given by the Tenant to the Landlord prior to the commencement of such occupation or termination of such occupation (as the case may be);

Customers of Interxion

11.13	Notwithstanding the provisions of Clauses 11.1 to 11.12 above the Tenant shall be permitted without the prior consent of the Landlord:

11.13.1	to grant licences to third parties permitting them to install and keep information, communication technology and other ancillary equipment within the Premises along with ancillary rights to enter upon the Premises from time to time as shall be reasonably necessary for the purposes for which such licenses are granted provided that such third parties shall only be permitted to enter for the purpose of installing inspecting maintaining repairing and/or removing and/or replacing such information communications technology and other ancillary equipment but not further or otherwise and provided that in each such case the relationship of landlord and tenant shall not be created and provided that such licences shall contain provision to the effect that they should immediately determine upon the forfeiture or other determination of this Lease and provided that upon such forfeiture or other determination the Tenant shall procure vacant possession of the Premises; and/or

11.13.2	to grant underleases of such part or parts of the Premises as shall be used as offices or for the installation of information communications technology and other ancillary equipment provided that every such lease shall contain provisions consistent with the Tenant’s due performance of its obligations under this Lease and shall be excluded from the provisions of section 24 to 28 of the Landlord and Tenant Act 1954 and provided that such underleases should contain provisions to the effect that they should immediately determine upon the forfeiture or other determination of this Lease and provided that upon such forfeiture or other determination the Tenant shall procure vacant possession of the Premises.

Notification

11.14	The Tenant shall within 28 days of any assignment, charge, underlease or other devolution of the Lease or of any interest deriving from the Lease give notice thereof to the Landlord and produce for registration the original or a certified copy of the document effecting or evidencing such devolution and pay such reasonable registration fee as the Landlord may require being not less than £40 (plus VAT), provided that this shall not apply in respect of any dealing permitted pursuant to the provisions of Clause 11.13 (Customers of Interxion).

12.	LEGAL OBLIGATIONS AND SCHEDULE 1

12.1	The Tenant shall observe and comply with all Legal Obligations.

12.2	If the Tenant receives from an Authority formal notice of a Legal Obligation it shall as soon as reasonably practicable produce a copy to the Landlord, and if such Legal Obligation is in the Landlord’s reasonable opinion contrary to the interests of the Landlord the Tenant shall at the cost of the Landlord make such objection or representation against it as the Landlord may reasonably require provided that the Tenant shall not be required to make any objection or representation that might prejudice the Tenant’s use of the Premises as a data centre.

12.3	Where a Legal Obligation requires the carrying out of works the Tenant shall so far as such Legal Obligation permits also comply with the provisions of the Lease in relation to such works.

12.4	Without prejudice to the generality of this Clause, the Tenant shall in particular observe and comply with all Legal Obligations of any appropriate Authority relating to health, safety, means of escape in case of fire, and the protection and preservation of life and property, carrying out such works of modification and improvement to the Premises as may from time to time be required by such Legal Obligations.

12.5	The Tenant shall carry out any works to the Premises not only in accordance with all Legal Obligations but also with good quality materials, and in a good and workmanlike manner, in keeping with the character of the Premises and the Retained Property.

12.6	If the Tenant does not comply with a Legal Obligation which relates to an External Repair the Landlord may enter onto the external areas of the Premises accompanied (except in the case of emergency) by an employee of the Tenant (which the Tenant covenants to make available) but not for the avoidance of doubt onto any internal areas of the Premises in order to carry out such works as are necessary to comply with the Legal Obligation and the Tenant shall upon demand indemnify and keep indemnified the Landlord against all reasonable and properly incurred costs charges, fees and expenses incurred incidental thereto.

12.7	The Tenant shall not to do or omit to be done in or near the Premises any act or thing by reason of which the Landlord may incur or have imposed on it or become liable to pay any penalty damages, compensation, costs, charges or expenses.

12.8	The Tenant shall not and shall not permit any other person to burn any materials or permit any noxious, hazardous or deleterious materials or smoke to be emitted, discharged or otherwise from the Premises and not to store on the Premises any noxious, deleterious, flammable, hazardous or dangerous materials and to store all items on the Premises in a neat tidy and sightly manner and not so as is likely to cause danger of fire or other save that the Tenant may (subject to the compliance with other relevant provisions of the Lease) store petroleum within the Premises for the specific purpose of running back up generators.

12.9	The Tenant covenants to comply with its obligations set out in Schedule 1.

13.	PLANNING

13.1	The provisions of this Clause supplement the general obligations imposed by Clause 12.

13.2	The Tenant shall not without the consent in writing of the Landlord in the Landlord’s absolute discretion make promote or support any application for planning permission:

13.2.1	in respect of the use of the Premises other than as a data centre; or

13.2.2	which would increase the internal area of the Premises to be greater than that anticipated through the completion of the Tenant’s Works (as envisaged under Planning Permission number PA/11/01168 dated 13 October 2011), provided that the Tenant may make promote or support other applications for planning permission in respect of the use of the Premises as a data centre with the Landlord’s prior consent in writing (such consent not to be unreasonably withheld or delayed), and provided always that the restriction in this Clause shall not apply in relation to the Tenant’s yielding up obligations in Clause 20.1.4.

13.3	The Tenant shall not commit a breach of planning control (as defined in section 171A(1) of the Town and Country Planning Act 1990) in relation to the Premises.

13.4	The Tenant shall observe and comply with the Planning Acts in relation to the Premises.

13.5	The Tenant shall supply to the Landlord promptly and without further request copies of all applications, notices, decisions and other formal communications under the Planning Acts which relate in any way to the Premises.

13.6	The Tenant shall not implement a planning permission in relation to anything other than use as a data centre until the Landlord has given its consent (such consent not to be unreasonably withheld or delayed where planning permission is granted pursuant to an application approved by the Landlord) and if such planning permission is implemented the Tenant shall:

(a)	comply with all conditions imposed by the planning permission and any related planning agreement; and

(b)	carry out all works with good quality materials with all due care and skill before the End of the Term.

13.7	The Tenant shall not without the consent in writing of the Landlord in the Landlord’s absolute discretion object to any application for planning permission nor to the implementation of any planning permission in relation to the Retained Property except where such planning permission if implemented would in the reasonable opinion of the Tenant (acting reasonably) interfere with, prevent and/or materially prejudice and/or endanger the Permitted User of the Premises by the Tenant.

14.	DEFECTIVE PREMISES

The Tenant shall promptly give notice to the Landlord upon becoming aware of any defect in the Premises in respect of which the Landlord may have a liability or duty of care under the Lease, the Defective Premises Act 1972 or any other Legal Obligation.

15.	ENCROACHMENTS

15.1	The Tenant shall inform the Landlord as soon as reasonably practicable if it becomes aware of any attempt by any third party for a new window, light, opening, doorway, pathway, Conduit or other encroachment or easement being made or acquired in, against, out of, or upon the Premises.

15.2	The Tenant shall co-operate with the Landlord in relation to any measures taken by the Landlord to prevent any new window, light, opening, doorway, pathway, Conduit or other encroachment or easement being made or acquired in, against, out of, or upon the Premises.

16.	LANDLORD’S RIGHTS

The Tenant shall permit the Landlord and any persons authorised by the Landlord to exercise any right excepted and reserved by Schedule 2.

17.	COSTS

The Tenant shall pay all reasonable and proper liability, costs, fees, charges, disbursements and expenses connected with, incidental to, consequent upon:

17.1	an application for the Landlord’s consent (whether or not the consent is given or the application is withdrawn except in circumstances where the consent has been unlawfully withheld or offered subject to an unlawful condition which condition has not within a reasonable time been withdrawn);

17.2	a schedule of dilapidations during the Term or after the End of the Term but served within 6 months of the End of the Term (including such costs referred to above as are incurred in proper contemplation of the service of such schedule);

17.3	notice pursuant to a provision of the Lease or under sections 146 or 147 of the Law of Property Act 1925 and proceedings under those sections even if forfeiture is avoided otherwise than by relief granted by the court;

17.4	the recovery of arrears of Rent or other sums payable under the Lease;

17.5	the enforcement of any covenant or obligation of the Tenant under the Lease; and/or

17.6	where the Landlord is permitted in this Lease to do so complying with a Legal Obligation and/or a repair other obligation in this Lease if the Tenant does not do so.

18.	INTEREST

Without prejudice to any other right or remedy of the Landlord, the Tenant shall pay to the Landlord Interest on any Rent and VAT (if applicable) which is not paid to the Landlord within seven days of the date it is due (whether payment is formally demanded or not) and Interest on any other sum which is not paid to the Landlord within seven days of the date it is due.

19.	INDEMNITY

The Tenant shall indemnify and keep the Landlord indemnified from and against all actions proceedings costs claims and demands by third parties in respect of any damage and/or liability caused by or arising from the state or condition of the Premises or their use or occupation by the Tenant and/or the Tenant’s servants agents or invitees and/or arising as a result of the Tenant refusing the Landlord access to the Premises to carry out any of the Services and/or otherwise arising as a result of any breach of the Tenant’s obligations under this Lease.

20.	YIELDING UP

At the End of the Term the Tenant shall if and to the extent required by the Landlord:

20.1.1	remove all signs and tenant’s fixtures and fittings and furniture and effects making good any damage to the Premises so caused;

20.1.2	remove and/or reinstate any alterations or additions to the Premises making good any damage to the Premises so caused;

20.1.3	yield up the Premises in a state and condition consistent with due compliance by the Tenant with its covenants and obligations under the Lease and for the avoidance of doubt in no better condition than as evidenced by the Schedule of Condition, subject always to the additional obligations in Clauses 20.1.4 and 20.1.5;

20.1.4	use all reasonable endeavours to obtain planning permission for the change of use of the Premises to office (B1) user, and to ensure that if such planning permission is obtained all laws, regulations, Legal Obligations and conditions related to such planning permission are satisfied and completed (as the case may be) with the intent that the Premises shall be ready for an office (B1) occupier to commence its fit out of the Premises and that immediately after such fit out the Premises shall be ready to lawfully be used as an office; and

20.1.5	yield up the Premises as offices in a state and configuration:

20.1.5.1	in respect of the Existing Premises in a configuration equivalent to and in no better condition than as evidenced by the Schedule of Condition; and

20.1.5.2	in respect of the New Premises as open plan offices compliant with all laws, regulations and Legal Obligations, the design of which is to be approved in advance by the Landlord (whose approval is not to be unreasonably withheld or delayed), compliant with all Legal Obligations of any relevant Authority including without limitation current building regulations (or equivalent regulations) so as to be ready for tenant fit out, including for the avoidance of doubt the enclosing of the fifth floor of the Premises with a wind and watertight roof, the design of which is to be approved in advance by the Landlord (whose approval is not to be unreasonably withheld or delayed) such that for the avoidance of doubt that the fifth floor of the Premises shall be open plan offices, and provided also that the Tenant shall provide adequate disabled access to the fifth floor of the Premises, provided that subject to the above provisions the Tenant shall not be obliged to remove the Tenant’s Works.

21.	TENANT’S WORKS

21.1	Conditional upon having received all necessary Approvals, the Tenant shall carry out and complete the Tenant’s Works and shall take all reasonably practicable steps to procure that the Tenant’s Works are carried out:

21.1.1	at the sole cost and charge of the Tenant in a good and workmanlike manner and in accordance with good building practice

21.1.2	in accordance with the specifications and drawings referred to in Schedule 6 hereto;

21.1.3	using good quality and suitable materials;

21.1.4	with due diligence;

21.1.5	in accordance with the Approvals;

21.1.6	in compliance with all statutes, statutory orders and regulations made under them or deriving validity from them and any appropriate requirements of any relevant Authority and all Legal Obligations so far as relevant to the Building;

21.1.7	in accordance with all relevant current British Standards and codes of practice;

21.1.8	without the use of any Prohibited Materials;

21.1.9	and completed to the reasonable satisfaction of the Landlord by August 2012.

21.2	The Tenant shall give written notice to the Landlord as soon as reasonably practicable once the Works have been completed so that the Landlord may make its final inspection and as soon as reasonably practicable thereafter to send for retention by the Landlord two hard copies and two electronic copies of the drawings showing the Tenant’s Works together with a written specification and narrative of the Works as carried out to the Premises and copies of all consents licences and permissions obtained by or on behalf of the Tenant in connection with the Works.

21.3	The Tenant covenants with the Landlord:

21.3.1	in carrying out the Tenant’s Works not to cause any nuisance or disturbance to the Landlord or its tenants or the owners or occupiers of any adjacent or neighbouring premises and not to cause any physical damage to the same through the carrying out of the Works;

21.3.2	during the course of the Tenant’s Works not to cause or knowingly permit the infringement or interruption of any right enjoyed by the owners or occupiers of any adjoining or proximate premises;

21.3.3	as soon as practicable at the expense of the Tenant to make good all damage caused to any adjoining or proximate premises to the Premises or suffered by the owners or occupiers thereof or any one or more of them arising out of the Tenant’s Works;

21.3.4	without prejudice to the rights of the Landlord hereunder, to permit the Landlord to enter upon the Premises at all reasonable times of the day and on no less than 48 hours’ prior notice accompanied by at least one of the Tenant’s employees (which the tenant covenants to provide within the 48 hour notice period) to inspect the state and progress of the Tenant’s Works and the materials used or intended for use therein, and to provide to the Landlord such information and documents in connection with the Tenant’s Works as may be reasonably required by the Landlord;

21.3.5	to indemnify and keep indemnified the Landlord against all liability costs claims expenses and demands howsoever arising out of or in the course of the execution of the Tenant’s Works and in particular (but without prejudice to the generality of the foregoing) to indemnify and keep indemnified the Landlord against any charge that may be imposed under the Town and Country Planning Acts or any charge levy or tax which may become payable by the Landlord directly or indirectly arising as a result of the execution of the Tenant’s Works;

21.3.6	unless the Landlord shall otherwise direct to carry out before the expiration or sooner determination of the Term any works stipulated or required to be carried out to the Premises by a date subsequent to such expiration or sooner determination as a condition of any consent licence permission or approval which may have been applied for by the Tenant and granted during the Term;

21.3.7	to carry out any electrical works included in the Tenant’s Works only in accordance with the terms and conditions laid down by the Institution of Electrical Engineers and the regulations of the electricity supply authority and any works to the gas installation included in the Tenant’s Works in accordance with the regulations and requirements of the relevant gas company or gas authority;

21.3.8	to use all reasonable endeavours to ensure that the principal contractor or other relevant person responds adequately, satisfactorily and within a reasonable time to any comment, complaint or representation of the Landlord in respect of the Tenant’s Works and/or any matter connected with or relating to the Tenant’s Works;

21.3.9	to effect and maintain at all times throughout the Term with a well established insurance office of repute adequate public liability, employers’ liability and all risks insurance in respect of the carrying out of the Tenant’s Works, and to insure the Tenant’s Works themselves until Practical Completion, at which point the insurance provisions in Clause 22 shall apply. and to provide the Landlord on demand evidence of the existence of such insurance and its terms, and to provide the Landlord on demand evidence of the existence of such insurance and its terms;

21.3.10	(if applicable) to comply with the provisions of the Construction (Design and Management) Regulations 2007 and any other relevant and appropriate regulations (the “CDM Regulations”) and without prejudice to the generality of the foregoing:

21.3.10.1	to appoint a principal contractor and where necessary a planning supervisor;

21.3.10.2	to use all reasonable endeavours to procure that any person owing duties under the CDM Regulations in respect of the Tenant’s Works complies therewith;

21.3.10.3	to compile a health and safety plan prior to the commencement of the Tenant’s Works in accordance with the requirements of the CDM Regulations;

21.3.10.4	to procure that the health and safety file and any other file and documents relating to the Tenant’s Works (the “File”) is available for inspection;

21.3.10.5	to supply such information relating to the File as the Landlord reasonably requires; and

21.3.10.6	to supply to the Landlord without charge a copy of the File.

21.4	The Tenant covenants with the Landlord that in the event that the Tenant’s Works and/or any equipment which is placed on the fifth floor/plant deck of the Premises is proven to be interfering with the Telecoms Equipment (provided for the avoidance of doubt that the phrase “interferes with” shall include interference with any telecommunications signals related to the Telecoms Equipment as well as physical interference therewith) and/or cause the Landlord to breach either or both of the Telecoms Agreements, the Tenant shall:

21.4.1	shall take all reasonable steps to:

21.4.1.1	prevent interference with the Telecoms Equipment; and/or

21.4.1.2	remedy any such aforementioned breach of the Telecoms Agreements,

Provided That the Tenant shall not be obliged to cease the operation of any of its equipment, remove or relocate any of its equipment from the fifth floor/plant deck of the Premises,

Provided That that the Tenant may in order to comply with its obligations in this Clause be required to remove the parapet wall, glazed plant screens, louvres, cladding and the like from the fifth floor/plant deck of the Premises, but not any other part of the Tenant’s Works;

21.4.2	indemnify and keep the Landlord indemnified from and against all actions proceedings costs claims and demands by third parties in connection with any such interference and/or breach; and

21.4.3	comply with the terms of its correspondence on the matter between the tenant and each of Vodafone and Orange,

Provided always that in relation to such indemnity the Landlord shall use all reasonable endeavours to mitigate any claim or loss suffered as a result of any claim in relation to the Telecoms Equipment, shall not settle any claim in relation to the Telecoms Equipment without the prior written consent of the Tenant such consent not to be unreasonably withheld or delayed, and shall permit the Tenant to defend (in the name of the Landlord if necessary and providing a costs indemnity to the Landlord) any claim made in relation to the Telecom’s Equipment and shall provide the Tenant with all reasonable assistance and information in this respect.

21.5	Nothing in this Lease constitutes a representation by or on behalf of the Landlord as to the suitability of the Tenant’s Works or as to the quality or fitness for their purpose of the Tenant’s Works.

21.6	Neither this Lease nor any of the correspondence which the Tenant may have had with the Landlord or its respective advisers concerning the Tenant’s Works constitutes notice under the Landlord and Tenant Act 1927 or the Landlord and Tenant Act 1954 of an intention to make improvements and the Undertenant shall have no entitlement to compensation in respect of the Works.

21.7	The Tenant shall pay on demand the reasonable fees and costs of the Landlord (including without limitation architects, building surveyors and structural engineers fees) as may be properly incurred by the Landlord in connection with the consideration, inspection and approval of the Tenant’s Works and in respect of the yielding up of the Premises upon the expiration or sooner determination of the Term.

21.8	In carrying out the Tenant’s Works the Tenant must ensure that the parts of the Party Wall being constructed by the Tenant comply with the required ‘load take down’ in relation to those parts of the Party Wall as shown on the Plan titled ‘Proposed Loads Along Party Wall with Block D’.

21.9	The Tenant shall not be liable for any delay in carrying out the Tenant’s Works resulting from Force Majeure.

21.10	The Tenant shall use all reasonable endeavours to procure that a collateral warranty substantially in the form attached at Schedule 7 is provided by the Tenant’s main building contractors to the Landlord within 45 days of the date of this Lease.

PART FOUR: INSURANCE

22.	DEFINITIONS

Where in this part the following words in bold type commence with capital letters they have the following meanings unless the context otherwise requires:

Insurance means insurance effected in such insurance office of repute, or with such underwriters, and through such agency as the Landlord may decide, and subject to such excesses, exclusions, limitations and conditions as the insurer may require or the Landlord may properly negotiate and covering:

22.1.1	the Building (but specifically excluding tenant’s and trade fixtures and fittings and also excluding any plant and machinery at the Premises) against the Insured Risks for such sum as the Landlord shall reasonably consider to be sufficient to cover the cost of reinstatement assuming total loss, including all applicable VAT and ancillary costs (such as site clearance and professional fees) and appropriate allowance for inflation;

22.1.2	Loss of Rent;

22.1.3	third party and property owner’s liability insurance at the Building for such sum as the Landlord may from time to time consider prudent; and/or

22.1.4	such matters in relation to the Building not otherwise specifically mentioned in the Lease as the Landlord from time to time reasonably considers prudent in accordance with the principles of good estate management;

Insured Risks means risks of loss or damage by fire, storm, tempest, flood, lightning, explosion, aircraft, articles dropped from aircraft, riot, civil commotion, terrorism (subject to such cover against terrorism being available at a proper and reasonable commercial cost in the UK insurance market), malicious damage, impact, bursting and overflowing of water tanks, apparatus and pipes (but excluding such risks as the Landlord in its reasonable discretion considers cannot be insured against in the UK market at a reasonable rate) and risks of loss or damage by such other perils against which the Landlord may acting reasonably insure;

Loss of Rent means the loss of all Rent and other sums payable under the Lease for such period (being not more than three years) as the Landlord may from time to time reasonably consider sufficient to complete reinstatement of the Premises following a total loss and for such sum as takes into account any likely rent review during that period.

23.	LANDLORD’S INSURANCE COVENANTS

The Landlord covenants with the Tenant that the Landlord shall:

23.1	effect and maintain Insurance (but in respect of the Premises only so far as it is not vitiated by any act, neglect or default of the Tenant, anyone deriving title through the Tenant or anyone at the Premises with the express or implied authority of either of them);

23.2	upon reasonable request from time to time produce to the Tenant a copy or full details of the policies of Insurance and evidence that they are in force;

23.3	in the event of any loss or damage against which it has covenanted to effect Insurance, apply all monies received from the insurer (other than in relation to Loss of Rent, legal and other costs and expenses) and from the Tenant pursuant to Clause 24 in making good such loss or damage carrying out any necessary works of reinstatement as soon as reasonably practicable; and

23.4	use its reasonable endeavours to obtain reasonable rates of insurance premiums in the insurance market.

24.	ABATEMENT OF RENT

24.1	If the Building or any access to it is destroyed or so damaged by an Insured Risk so that the Premises are wholly or partially unfit for or incapable of occupation and use and Insurance has not been vitiated nor any payment refused by reason of some act, neglect or default of the Tenant, someone deriving title through the Tenant, or some person with the express or implied authority of either of them, then the Rent, or a fair proportion thereof according to the nature and extent of the damage sustained, shall cease to be payable until:

24.1.1	the Premises or access thereto are again fit for occupation and use; or

24.1.2	the expiry of three years from the date of such damage,

(whichever is the earlier), provided that if at the expiry of the period of three years from such damage the Premises or means of access thereto have not been rendered fit for occupation and use then the Tenant shall be permitted on giving no less than one month’s prior written notice to the Landlord to determine this Lease Provided that such determination shall be without prejudice to the rights and remedies of either party in respect of any antecedent breaches of this Lease by the other.

24.2	A dispute as to the amount or duration of such cesser of Rent shall be referred to arbitration under the Arbitration Act 1996, the arbitrator to be appointed (failing agreement between the Parties) by the President of the Royal Institution of Chartered Surveyors upon the application of either Landlord or Tenant.

25.	TENANT’S INSURANCE COVENANTS

The Tenant covenants with the Landlord that the Tenant will:

25.1	pay to the Landlord upon demand the whole (or a fair proportion where applicable) of all premiums and other expenses (including without limitation valuation fees) incurred by the Landlord in effecting and maintaining Insurance (including without limitation for Loss of Rent), any such proportion to be determined by the Landlord acting reasonably;

25.2	effect and maintain at all times throughout the Term with a well established insurance office of repute insurance for any damage or loss in respect of usual third party and property owners risks (including for the avoidance of doubt in relation to the Tenant’s fixtures and fittings and any plant and machinery in the Premises) in the sum of Ten Million Pounds (£10,000,000) or such greater amount as the Landlord from time to time reasonably requires and to provide the Landlord on demand evidence of the existence of such insurance and its terms;

25.3	comply with the insurers’ requirements in relation to the Premises, and will not do or omit to do anything which may make any policy of Insurance in respect of the Building and/or any adjoining or proximate building void or voidable in whole or in part or increase the premium for any such policy, but if as a result of a breach of this covenant a premium is increased or a renewal of any policy is required then the Tenant will forthwith upon demand pay to the Landlord the whole of the cost of such increase or renewal;

25.4	as soon as reasonably practicable notify the Landlord of any loss, damage or destruction of or relating to the Premises and of any other event which comes to the attention of the Tenant and which may affect, or give rise to a claim under, a policy of Insurance;

25.5	forthwith upon demand pay to the Landlord an amount equal to all monies which the Landlord is unable to recover under a policy of Insurance by reason of an act, default or omission of the Tenant; and

25.6	not effect any insurance equivalent to the Insurance, but if in breach of this covenant it does so, it shall pay to the Landlord all monies received under such insurance.

PART FIVE: LANDLORD’S COVENANTS

26.	QUIET ENJOYMENT

The Landlord covenants with the Tenant:

26.1	that, the Tenant paying the rents and other sums hereby reserved and performing and observing the covenants and obligations imposed on it hereunder, it will (subject to the terms of this Lease) permit the Tenant peaceably to hold and enjoy the Premises without any interruption from or by the Landlord or any person claiming under or in trust for the Landlord; and

26.2	to use reasonable endeavours to ensure that no activity or other thing takes place on the adjoining land of the Landlord comprised in freehold title number 86608 where the same shall prevent and/or materially prejudice and/or endanger the Permitted User of the Premises by the Tenant, provided always that nothing in this Clause shall prevent the carrying out of works to the Party Wall and/or to the foundations of Block C in connection with redevelopment works to Block C, but without prejudice to a claim by the Tenant in respect of direct losses caused by such works.

27.	SERVICES

Subject to the payment by the Tenant of the Rent and Service Charge the Landlord will provide services appropriate to the management and maintenance of the Building including in particular:

27.1	the repair of the structure, walls, foundations and roofs of the Building in so far as not comprised in the Premises insofar as shall be necessary to procure that the Premises are fit for tenant fit out, occupation and use as a data centre, and are accessible. For the avoidance of doubt this Landlord repair obligation shall not include repair of any part of the New Premises;

27.2	the cleaning, lighting, maintenance and decoration of the Common Parts of the Building, including maintenance of plant and machinery within the Building, and the fire alarm system (if any) within the Building but not within the Premises;

27.3	the provision of a drainage and waste supply for the Premises to use for general (non-industrial purpose) drainage purposes;

27.4	the cleaning lighting and maintenance of appropriate external Common Parts of the Retained Property leading to the Premises;

27.5	the provision and/or contracting in the ordinary course of the Landlord’s business from time to time of a method (whether that be the provision of staff and/or machinery and/or other systems) to control the entry and egress of vehicles to and from the Old Truman Brewery;

27.6	any other services which in the ordinary course of the Landlord’s business from time to time the Landlord considers to be reasonable to implement in the interests of good estate management,

but the Landlord will have no liability to the Tenant:

(a)	for failure to provide a service due to damage, breakdown, inclement weather, shortage of fuel or water, Force Majeure, or any other cause beyond the Landlord’s reasonable control but in the case of such service not being available to the Tenant the Landlord will endeavour to notify the Tenant of the nature and likely duration of the service disruption and use all reasonable endeavours to rectify any problems with the services as soon as reasonably practicable;

(b)	for withdrawal of a service if the Landlord reasonably considers it is no longer appropriate in accordance with the principles of good estate management and the Tenant’s ability to carry on its normal trade and business from the Premises is not thereby materially affected;

(c)	for failure to provide any of the Services in the event that the Tenant refuses the Landlord entry onto the Premises.

COVENANTS IN SCHEDULE 2

27.7	The Landlord covenants comply with its obligations set out in Schedules 1 and 2.

PART SIX: RENT REVIEW

28.	DEFINITIONS AND INTERPRETATION

28.1	Where in this part of the Lease the following words in bold type commence with capital letters they have the following meanings unless the context otherwise requires:

Open Market Rent is as defined in Clause 30;

First Review Date means 1 November 2016;

Second Review Date means 1 November 2021;

Relevant Review Date shall mean the First Review Date or the Second Review Date as the context allows.

28.2	Time is not of the essence.

29.	REVIEW OF RENT

29.1	From and including the First Review Date to and including 30 October 2017 the Rent shall be the higher of:

29.1.1	* * * per annum in respect of the Existing Premises and * * * per annum in respect of the New Premises; and

29.1.2	the Open market Rent as agreed or determined under this part of the Lease.

29.2	From and including the Second Review Date to and including 30 October 2022 the Rent shall be the higher of:

29.2.1	* * * per annum in respect of the Existing Premises and * * * per annum in respect of the New Premises;

29.2.2	the Open market Rent as agreed or determined under this part of the Lease; and

29.2.3	the amount payable (but for any abatement of Rent) immediately prior to the Second Review Date increased by four per cent (4%).

29.3	For other periods during the Term the Rent is subject to further review in accordance with the provisions of Schedule 3 and this Part 6 of the Lease.

30.	OPEN MARKET RENT

Open Market Rent means the full yearly rent which would reasonably be expected to become payable in respect of the Premises on the Relevant Review Date:

30.1	upon a letting of the Premises:

30.1.1	as a whole;

30.1.2	by a willing landlord to a willing tenant;

30.1.3	with vacant possession;

30.1.4	on the open market;

30.1.5	without a fine or premium;

30.1.6	for a term of thirteen years five months and five days commencing on the Review Date;

30.1.7	including provisions for review of rent equivalent to those in this Lease, which for the avoidance of doubt provides for:

(i)	annual increases in rent of 4.5% from the previous year’s rent on the anniversary of the date of commencement of the term at the commencement of the second third fourth and fifth years of the term, and annual increases in rent of 4% on the anniversary of the date of the commencement of the term at the commencement of each year during the remainder of the term; and

(ii)	in addition to the annual increases in rent referred to in Clause 30.1.7 (i) above, an open market rent review at the commencement of the sixth year of the term and at the commencement of the eleventh year of the term of the hypothetical lease; and

30.1.8	with the Service Charge at commencement of the hypothetical lease being:

(i)	on the First Review Date a sum equivalent to the Service Charge per annum payable by the Tenant for Year Six (as defined in Schedule 4) of the Term; and

(ii)	on the Second Review Date a sum equivalent to the Service Charge per annum payable by the Tenant for Year Eleven (as defined in Schedule 4) of the Term; and

(iii)	with the Service Charge not increasing during the first year of the term and thereafter increasing annually by 4.5% at the commencement of the second third fourth and fifth years of the term, and increasing annually by 4% at the commencement of each year during the remainder of the term (but also subject to potential increase in accordance with the further provisions set out at Schedule 4);

30.1.9	otherwise on the same terms as the Lease (except as to Clause 21) and the amount of the Rent and Service Charge);

30.2	assuming that:

30.2.1	the covenants and provisions of the Lease on the part of the Tenant have been fully performed and observed;

30.2.2	the Premises may be used for the Permitted User or as offices;

30.2.3	if the Premises have been destroyed or damaged they have been fully restored;

30.2.4	if the Premises or any means of access to it or any services serving the Premises have been destroyed or damaged they have been fully restored;

30.2.5	the willing tenant has had the benefit of any rent free period as would be negotiated in the open market between a willing landlord and a willing tenant for fitting out the Premises;

30.2.6	the Premises are fit for occupation and use;

30.2.7	no work has been carried out to the Premises which has diminished their rental value save for those required by statute;

30.2.8	the willing tenant and its potential assignees and undertenants shall not be disadvantaged by any actual or potential election to waive exemption from VAT in relation to the Premises;

30.2.9	any fixtures, fittings, machinery or equipment supplied to the Premises by the Landlord that have been removed by or at the request of the Tenant or any undertenant or their respective predecessors in title (otherwise than to comply with any law) remain at the Premises;

30.2.10	any licence or permission required by law for the use of the Premises for the Permitted User and/or office user (in the event that it is assumed pursuant to Clause 30.2.2 that the Premises are used as offices) and/or any other use which has at the Relevant Review Date been granted by the relevant Authority has been obtained and is available for the benefit of any willing tenant;

30.2.11	the Tenant’s Works have been completed in accordance with the Approvals;

30.2.12	the Existing Premises are in configuration consistent with the yielding up obligations of the Tenant at the End of the Term; and

30.2.13	the New Premises are in a configuration consistent with either:

30.2.13.1	their configuration on the Relevant Review Date (but subject to the disregard set out at Clause 30.3.5) if it is being assumed that the Premises may be used for the Permitted User; or

30.2.13.2	the yielding up obligations of the Tenant at the End of the Term if it is being assumed that the Premises may be used as offices,

30.3	but disregarding:

30.3.1	any effect on rent of the fact that the Tenant, any undertenant or any of their respective predecessors in title have been in occupation of the Premises;

30.3.2	any adverse effect upon rent of any temporary works, operations or other activities on any adjoining or neighbouring property;

30.3.3	any goodwill attached to the Premises as a result of any business carried on at the Premises by the Tenant, any undertenant, or any of their respective predecessors in title;

30.3.4	any statutory restriction on rents or the right to recover them;

30.3.5	any effect upon rent attributable to any alteration carried out to the Premises by the Tenant or any permitted undertenant at the Tenant’s own cost and not pursuant to an obligation to the Landlord, provided for the avoidance of doubt that this ‘disregard’ shall not apply to the Tenant Works; and

30.3.6	any statutory restriction on rents or the right to recover them.

31.	PROCEDURE

31.1	The Landlord may serve upon the Tenant notice during the period of nine months before, or at any time after, the Relevant Review Date requiring the Rent to be increased with effect from the Relevant Review Date, or stating that the Rent is not to be increased.

31.2	If the Landlord serves notice requiring the Rent to be increased (Review Notice), the Landlord and the Tenant shall endeavour to agree the Open Market Rent as at the Relevant Review Date.

31.3	If the Landlord and the Tenant do not agree the Open Market Rent within three months after service of a Review Notice, or by the date three months before the Relevant Review Date (whichever is the later), either may by notice to the other require the Open Market Rent as at the Relevant Review Date to be determined by a Chartered Surveyor having at least ten years’ experience in assessing the rental value of premises similar to the Premises and acting as a single expert or as a single arbitrator as the Landlord shall direct (the “Surveyor”), and for the avoidance of doubt the Parties agree that each Party shall have the right to make representations to the Surveyor.

31.4	If the Landlord and the Tenant do not agree on the joint appointment of a Surveyor, the Surveyor shall be nominated on the joint application of the Landlord and the Tenant (or if either of them neglects to concur in such application then on the sole application of the other) by the President or other chief officer or acting chief officer for the time being of the Royal Institution of Chartered Surveyors.

31.5	The Surveyor shall, within three months of his appointment or within such extended period as the Landlord may agree, give to the Landlord and the Tenant written notice of the amount of the Open Market Rent as determined by him, but if he does not, or if for any reason it becomes apparent that he will not be able to, complete his duties in accordance with his appointment, the Landlord and the Tenant may agree upon, or either of them may apply for, the appointment of another Surveyor (which procedure may be repeated as often as necessary) pursuant to the provisions of this Clause.

31.6	If the Surveyor acts as an arbitrator he shall act in accordance with the Arbitration Act 1996.

31.7	The Landlord and the Tenant shall each be responsible for their own costs in relation to the review of the Rent pursuant to Part 6 of the Lease, and the costs of the Surveyor shall be paid as determined by the Surveyor but failing such determination by the Landlord and the Tenant in equal shares.

32.	DELAYED REVIEW

Where the Rent payable with effect from the Relevant Review Date is not ascertained prior to the Relevant Review Date the Tenant shall:

32.1	with effect from the

32.1.1	First Review Date pay an Interim Rent at the rate of * * * per annum in respect of the Existing Premises and * * * per annum in respect of the New Premises; and

32.1.2	Second Review Date pay an Interim Rent at the rate being the higher of

32.1.2.1	* * * per annum in respect of the Existing Premises and * * * in respect of the New Premises; and

32.1.2.2	the rate at which Rent was payable (ignoring any abatement) immediately prior to the Second Review Date increased by four per cent (4%); and

32.2	if the Rent when ascertained exceeds the Interim Rent, then within fourteen days of the Rent being ascertained (the Payment Date) pay to the Landlord an amount equal to the aggregate of the sums by which each quarterly installment of Rent would have exceeded each installment of Interim Rent had the Rent been ascertained by the Relevant Review Date together with Interest on each of those sums from the date it would have been due to the Payment Date at a rate 3% below the Interest Rate.

33.	MEMORANDA

Where Rent is increased with effect from the Relevant Review Date the Landlord and Tenant shall (at their own cost) sign memoranda thereof in such form as the Landlord may reasonably require for annexation to both the original and counterpart of the Lease.

PART SEVEN: MISCELLANEOUS PROVISIONS

34.	RECOVERY OF MONEY

In addition to any other remedy available to the Landlord all moneys due from the Tenant to the Landlord under the Lease may be recovered as if such moneys were reserved as rent.

35.	USER

The Landlord does not warrant that the Premises may lawfully be used for any purpose authorised under the Lease.

36.	EASEMENTS

36.1	The Tenant is not entitled to, and the Premises do not enjoy any right of light or air which might restrict or interfere with the free use of any other property for building or any other purpose.

36.2	The operation of Section 62 of the Law of Property Act 1925 is excluded from the Lease and the only rights granted with the Premises are those expressly granted in the Lease.

37.	EXERCISE OF RIGHTS OF ENTRY

A person exercising any right of entry to the Premises granted or reserved under the Lease must:

37.1.1	not exercise such right unless accompanied by an employee of the Tenant, and in this respect the Tenant covenants to make an employee available within the relevant period;

37.1.2	exercise the right in a manner which causes as little damage and inconvenience as is reasonably practicable in the circumstances; and

37.1.3	make good any physical damage caused as soon as is reasonably practicable.

38.	LIABILITY

The Landlord shall not be liable for any injury or damage to any person or property by the state or condition of the Premises or the fixtures and fittings in or about the same or the user thereof whether arising by accident or by reason of any negligence or other acts of the Tenant or of any person or persons employed by it and shall be indemnified by the Tenant against all liability in respect thereof.

39.	NOTICES

39.1	Any notice by one party (the sender) to another (the recipient) must be in writing.

39.2	A notice is duly served if given by any means from time to time authorised by law including:

39.2.1	if delivered to the recipient;

39.2.2	if sent by first class special delivery or recorded delivery post addressed to the recipient;

in each case at an authorised address.

39.3	Any notice so served shall be deemed to have been received as follows:

39.3.1	if delivered – on the day of delivery if delivered at least two hours before the close of business hours on a business day and in any other case on the next business day;

39.3.2	if sent by post (otherwise than at a time when the sender is or ought reasonably to be aware of a disruption of the relevant postal service) – three business days after posting, exclusive of the day of posting;

39.4	For the purposes of this Clause:

39.4.1	an authorised address means any of the following:

39.4.1.1	in the case of a company its registered office;

39.4.1.2	in the case of an individual his address as stated in this deed or other address last known to the sender;

39.4.1.3	in the case of a partnership its principal place of business as stated in this deed or other principal place of business last known to the sender;

39.4.2	a business day means any day expect Saturday Sunday or a bank or public holiday;

39.4.3	business hours means the hours of 9.30 a.m. to 5.30 p.m. on a business day.

PART EIGHT: FORFEITURE

40.	RIGHT OF RE-ENTRY

The Landlord may forfeit the Lease (and thereupon this demise shall absolutely determine but without prejudice to any right of action or remedy of either party in respect of any breach of the covenants herein contained) by proceedings or by re-entering the Premises (or part of them as if re-entering the whole) if:

40.1	any Rent or any other sum payable by the Tenant to the Landlord remains unpaid 21 days after it is due (whether formally demanded or not);

40.2	any covenant or stipulation in the Lease which is to be performed or observed by the Tenant is not performed or observed; or

40.3	the Tenant (or any one party included within the definition of the Tenant) or any guarantor for the Tenant becomes Insolvent (as defined in the next Clause).

41.	INSOLVENCY

Insolvent means for the purposes of this part of the Lease:

41.1	for a company:

41.1.1	the appointment of a receiver, administrative receiver, liquidator or administrator;

41.1.2	the making of a voluntary arrangement;

41.1.3	any other analogous event from time to time in England and Wales or any other applicable jurisdiction;

but excluding a voluntary liquidation for the purpose of amalgamation or reconstruction;

41.2	for an individual:

41.2.1	the appointment of a receiver or a trustee in bankruptcy;

41.2.2	the making of an individual voluntary arrangement or deed of arrangement;

41.2.3	any other analogous event from time to time in England and Wales or any other applicable jurisdiction;

41.3	for a partnership:

41.3.1	the appointment of a receiver, liquidator or administrator

41.3.2	the making of a voluntary arrangement

41.3.3	any other analogous event from time to time in England and Wales or any other applicable jurisdiction.

PART NINE: CERTIFICATION, THIRD PARTY RIGHTS, CONSENTS AND APPROVALS, JURISDICTION, LEASE CONTRACTED OUT OF THE LANDLORD AND TENANT ACT 1954, EXCLUSION OF COMPENSATION, STAMP DUTY LAND TAX, DELIVERY

42.	CERTIFICATION

This is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

43.	THIRD PARTY RIGHTS

Unless otherwise stated in this Lease no person other than the Landlord or the Tenant may enforce any term of the Lease.

44.	CONSENTS AND APPROVALS

For the avoidance of doubts consents and approvals given under this Lease must be in writing.

45.	JURISDICTION

45.1	The Lease shall be governed by and construed in accordance with English law.

45.2	Each Party submits to the exclusive jurisdiction of the English courts in respect of all matters arising out of the Lease, but the Landlord shall have the right to bring proceedings in the courts of any other jurisdiction for the purpose of enforcing a judgment.

46.	LEASE CONTRACTED OUT OF THE LANDLORD AND TENANT ACT 1954

46.1	The Landlord and the Tenant agree to exclude the provisions of section 24 to 28 of the Landlord and Tenant Act 1954 in relation to the tenancy created by this Lease.

46.2	The Landlord has served on the Tenant a notice in the form, or substantially in the form, set out in Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (the Order).

46.3	The requirements specified in Schedule 2 to the Order have been met in that the Tenant has made the appropriate declaration in the form, or substantially in the form, set out in Schedule 2 to the Order.

47.	EXCLUSION OF COMPENSATION

Any statutory right of the Tenant to claim compensation from the Landlord (for improvements or otherwise) upon vacating the Premises at the End of the Term is excluded to full extent that the law permits.

48.	STAMP DUTY LAND TAX

The Tenant must pay all taxes due in respect of this Lease, and will supply the Landlord with documentary evidence of the payment of the same.

49.	DELIVERY

This deed remains undelivered until the date hereof.

IN WITNESS whereof the Parties have executed this Lease as a Deed the day and year first above written.

SCHEDULE 1 – RIGHTS

The Tenant and those deriving title through or otherwise authorised by the Tenant shall have the following rights in common with others during the Term:

1.	Full right and liberty at all times of pedestrian access to and egress from the ‘Front Entrance’ of the Premises as the same is shown edged and annotated in pink for identification purposes only on the Plan titled ‘Access Plan’ (the “Access Plan”) along such route or routes as shall from time to time be designated by the Landlord in the absolute discretion of the Landlord, provided always that the person exercising any such right shall not cause a nuisance damage interference or annoyance to the Landlord and/or to any other tenant or occupier within the Old Truman Brewery, provided that the Landlord shall ensure that there is at all times adequate pedestrian access to and egress from the Premises.

2.	Full right and liberty, subject to the provisions set out below, of:

2.1	pedestrian access to and egress from the ‘Goods Entrance’ of the Premises as the same is shown edged and annotated for identification purposes only in pink on the Access Plan (the “Goods Entrance”); and

2.2	vehicular access to and egress from the point marked ‘A’ on the Access Plan at all times (subject to the provisions below) for the purposes of:

(i)	deliveries to and from the Premises in connection with the Tenant’s trade from the Premises; and

(ii)	emergency purposes,

such access referred to in paragraphs 2.1 and 2.2 being along such route or routes as shall from time to time be designated by the Landlord in the absolute discretion of the Landlord provided that (subject to the provisions set out below) the Landlord shall ensure that there is at all times such pedestrian and vehicular access,

PROVIDED ALWAYS THAT for the avoidance of doubt in respect of that part of the route to the Goods Entrance between the points marked ‘A’ and ‘B’ on the Access Plan the route and the access and egress rights shall be pedestrian only, and not vehicular, and

PROVIDED ALWAYS THAT for the avoidance of doubt that the Access Plan is provided for identification purposes only, is not to scale, and is not conclusive as to the size or extent of the Premises (in respect of which the relevant Plans titled ‘Premises Plan’ shall be conclusive as to the size and extent of the Premises),

PROVIDED ALWAYS THAT in the event of construction and/or other major works to the Retained Property which render the route to the Goods Entrance via the points marked ‘A’ and ‘B’ on the Access Plan unusable:

(a)	the Landlord shall seek to provide the Tenant pedestrian access to and egress from the Goods Entrance via such route or routes as shall from time to time be designated by the Landlord in the absolute discretion of the Landlord between the points marked ‘C’ and ‘D’ on the Access Plan; and

(b)	the Tenant shall, solely for the period that the usual route to the Goods Entrance (via the points marked ‘A’ and ‘B’ on the Access Plan) is unusable, have the full right and liberty of vehicular access to and egress from the Front Entrance of the Premises and also to the point marked ‘C’ on the Access Plan for the purpose of deliveries along such route or routes as shall from time to time be designated by the Landlord in the absolute discretion of the Landlord, provided that at the relevant times the Landlord shall ensure that there is at all times adequate vehicular access to the Front Entrance of the Premises and the point marked ‘C’ on the Access Plan,

but not further or otherwise,

and PROVIDED ALWAYS THAT:

(I)	the person exercising any such right shall not cause a nuisance damage interference or annoyance to the Landlord and/or to any other tenant or occupier within the Old Truman Brewery;

(II)	for the avoidance of doubt any right of vehicular access does not include a right to park any such vehicle in the Old Truman Brewery save for the purpose of deliveries as referred to above;

(III)	the Tenant shall comply with, and the Tenant shall direct the drivers of any vehicles entering the Old Truman Brewery for the purposes of making deliveries to the Tenant to comply with the applicable car parking regulations from time to time (which currently provide that vehicles remaining in the Old Truman Brewery whether for delivery purposes or otherwise for longer than 30 minutes are required to pay the appropriate car parking fee at that time); and

(IV)	(separate to the provisions above in respect of the suspension of access to and egress from the Goods Entrance) the Landlord may interrupt vehicular access to point marked ‘A’ on the Access Plan for temporary periods where necessary conditional upon the Landlord ensuring that the Tenant may unload or authorise the unloading of goods reasonably close to the point marked ‘A’ on the Access Plan so that the ability of the Tenant or a third party to deliver goods to the Goods Entrance is not materially affected, and in this respect the parties shall co-operate and act in good faith.

3.	The right:

3.1	to lay such Conduits to exclusively serve the Premises as are identified on the following Plans along such routes as are identified below and on the following Plans:

(a)	eight (8 x) 100mm diameter fibre conduits along the route identified on the Plan titled ‘Fibre Connection to Front of Blk D. Drawing number 09-017-400/1, Rev B, October 2011’;

(b)	six (6 x) 100mm diameter fibre conduits along the route identified on the Plan titled ‘Fibre Connection to Rear of Block D. Drawing number 09-017-400/2, October 2011’; and

(c)	twelve (12 x) 32mm diameter high voltage electricity conduits along the routes identified on the Plan titled ‘HV cabling. Drawing number 09-017-400/3, Rev B’,

Provided always that the Tenant will consult in advance with the Landlord in relation to the exact and precise physical route of such Conduits and the manner of laying and attaching them prior to such laying, and shall have due regard to the Landlord’s reasonable requirements (acting reasonably) in this respect,

PROVIDED ALWAYS THAT the Landlord has the right (but only as reasonably necessary in connection with the development of a part of the Retained Property and/or any other reasonable requirement of the Landlord in relation to any of the Retained Property) to require the Tenant (at the Landlord’s cost) to reroute any such Conduit along such other route or routes as the Landlord shall determine in its absolute discretion PROVIDED THAT the Landlord gives the Tenant no less than three months’ prior notice in writing of any such re-routing requirement; and

3.2	subject to obtaining the prior written consent of the Landlord in the Landlord’s absolute discretion, to lay other Conduits to exclusively serve the Premises over such part or parts of the Retained Property as shall be previously approved in writing by the Landlord in the Landlord’s absolute discretion and (once the appropriate consent has been granted by the Landlord) to enter onto the appropriate parts of the Retained Property (on giving at least one month’s prior written notice except in the case of emergency) for the purpose for laying such Conduit,

PROVIDED ALWAYS THAT in the exercise of such right the Tenant shall procure that the Tenant and/or other third party exercising such right shall cause the minimum nuisance or damage reasonably possible to the Landlord and/or the other tenants and occupiers of the Old Truman Brewery and shall with all due diligence (and immediately in the case of emergency) reinstate and make good any damage caused in the exercise of such rights to the reasonable satisfaction of the Landlord and shall indemnify the Landlord against any liability howsoever incurred by the Landlord as a result of the Tenant or other third party exercising such right,

PROVIDED ALWAYS THAT any such works must be carried out under and subject to such licence to carry out such works as the Landlord may reasonably require which shall be executed between the Landlord and the Tenant, and PROVIDED ALWAYS THAT the Landlord has the right (but only as reasonably necessary in connection with the development of a part of the Retained Property and/or any other reasonable requirement of the Landlord in relation to any of the Retained Property) to require the Tenant (at the Tenant’s own cost) to reroute any such Conduit along such other route or routes as the Landlord shall determine in its absolute discretion PROVIDED THAT the Landlord gives the Tenant no less than three months’ prior notice in writing of any such re-routing requirement.

4.	The right to connect into and use (subject to the regulations of any appropriate authority) existing Conduits for the supply of electricity to the Premises.

5.	The right, subject to obtaining the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) to enter (after at least seven days’ previous written notice except in the case of emergency) upon such parts of the Retained Property as are necessary for that purpose at reasonable times for the purpose of inspecting, repairing, cleansing, maintaining, amending, altering, replacing, relaying or renewing any Conduit the laying of which has previously been authorised under the terms of this Lease and which exclusively serves the Premises Provided That in the exercise of such right the Tenant shall procure that the Tenant and/or other third party exercising such right shall cause the minimum nuisance or damage reasonably possible to the Landlord and/or the other tenants and occupiers of the Old Truman Brewery and shall with all due diligence (and immediately in the case of emergency) reinstate and make good any damage caused in the exercise of such rights to the reasonable satisfaction of the Landlord and shall indemnify the Landlord against any liability howsoever incurred by the Landlord as a result of the Tenant or other third party exercising such right, provided always that the exercise of this right must be reasonably and practically possible, and in the case of any such inspecting, repairing, cleansing, maintaining, amending, altering, replacing, relaying or renewing which will require disruption to the Retained Property in terms of digging up any road surfaces the Tenant must (except in the case of emergency) give not less than 3 months’ prior notice in writing of its intention to exercise this right.

6.	The right, subject to obtaining the prior written consent of the Landlord in the Landlord’s absolute discretion, to lay fibre optic and other cabling for the purpose of the use of the Premises for the Permitted User over such part or parts of the Retained Property as shall be previously approved in writing by the Landlord in the Landlord’s absolute discretion and (once the appropriate consent has been granted by the Landlord) to enter onto the appropriate parts of the Retained Property (on giving at least one month’s prior written notice except in the case of emergency) for the purpose for laying, relaying, repairing, replacing and maintaining such cabling,

PROVIDED ALWAYS THAT in the exercise of such right the Tenant shall procure that the Tenant and/or other third party exercising such right shall cause the minimum nuisance or damage reasonably possible to the Landlord and/or the other tenants and occupiers of the Old Truman Brewery and shall with all due diligence (and immediately in the case of emergency) reinstate and make good any damage caused in the exercise of such rights to the reasonable satisfaction of the Landlord and shall indemnify the Landlord against any liability howsoever incurred by the Landlord as a result of the Tenant or other third party exercising such right,

PROVIDED ALWAYS THAT any such works must be carried out under and subject to such licence to carry out such works as the Landlord may reasonably require which shall be executed between the Landlord and the Tenant, and PROVIDED ALWAYS THAT the Landlord has the right (but only as reasonably necessary in connection with the development of a part of the Retained Property and/or any other reasonable requirement of the Landlord in relation to any of the Retained Property) to require the Tenant (at the Tenant’s own cost) to reroute any such fibre and/or other cabling that passes over, under or through the Retained Property along such other route or routes as the Landlord shall determine in its absolute discretion PROVIDED THAT the Landlord gives the Tenant no less than three months’ prior notice in writing of any such re-routing requirement.

7.	The right of support and protection for the benefit of the Premises from all other parts of the Building.

8.	The right at all reasonable times and upon reasonable written notice of not less than 48 hours (except in case of emergency) to enter upon the Common Parts of the Building in order to carry out works of maintenance to the Premises and for the purpose of observing the Tenant’s covenants and conditions contained in this Lease.

SCHEDULE 2 – EXCEPTIONS AND RESERVATIONS

1.	All rights of support and protection afforded by the Premises.

2.	The full, free and uninterrupted passage and running of water and soil, gas, electricity and all other services or supplies (if any) passing through the Premises for the benefit of the Retained Property for the Landlord and the owners, lessees or occupiers for the time being of nearby or adjoining premises through the Conduits which now, are or may hereafter be in, upon, over or under the Premises.

3.	The full and free right and liberty giving at least 48 hours’ prior written notice (except in the case of emergency) to enter the Premises accompanied (except in the case of emergency) by at least one of the Tenant’s employees (which the Tenant covenants to provide within the 48 hour notice period) upon such parts of the Premises as are necessary for that purpose at all reasonable times for the purpose of connecting, laying, inspecting, repairing, removing, diverting, cleansing, maintaining, amending, altering, replacing, relaying or renewing any Conduit (if any) the person or persons so entering causing as little interference as reasonably possible to the Tenant in exercising such right and making good all damage thereby occasioned to the Premises as soon as reasonably practicable and to the reasonable satisfaction of the Tenant.

4.	The full and free right and liberty (only where reasonably necessary) to erect scaffolding on the Retained Property provided that there shall be no material interference with access of air to the Premises or interference with any other right or easement, provided always that the Landlord must not interfere with the Tenant’s right to quiet enjoyment of the Premises (contained in Clause 26) and shall ensure that the rights of access to the Premises and supplies of water, gas and electricity and all telecommunication services of any description and drainage (where applicable) will be maintained at all times and ensure that the Tenant’s ability to carry on its normal trade and business from the Premises is not materially affected.

5.	The full and free right and liberty after at least 48 hours’ prior written notice (except in the case of an emergency) accompanied by at least one of the Tenant’s employees (which the Tenant covenants to provide within the 48 hour notice period), at all reasonable times to enter upon the Premises to view the state and condition of the Premises and/or to inspect the Premises in order to ascertain whether the Tenant is complying with the Lease, the person exercising such right making good any damage to the Premises thereby occasioned as soon as reasonably practicable and to the reasonable satisfaction of the Tenant and causing as little interference as is reasonably practicable to the Tenant in exercising such rights.

6.	The full and free right and liberty at reasonable times to enter the Premises after at least 48 hours’ notice (except in the case of an emergency) accompanied by at least one of the Tenant’s employees (which the Tenant covenants to provide within the 48 hour notice period) in connection with the security thereof and/or adjoining or neighbouring premises provided that the Landlord shall as soon as reasonably practicable thereafter make good any damage caused to the Premises and to the Tenant’s fixtures fittings and equipment.

7.	The full and free right and liberty where reasonably necessary after at least 48 hours’ prior written notice (except in the case of an emergency) to enter upon the external parts of the Premises to carry out repair and/or construction work to the Retained Property and in addition to erect scaffolding on such external parts of the Retained Property provided that there shall be no material interference with access of air to the Premises or interference with any other right or easement, provided always that the Landlord must not interfere with the Tenant’s right to quiet enjoyment of the Premises (contained in Clause 26) and shall ensure that the rights of access to the Premises and supplies of water, gas and electricity and all telecommunication services of any description and drainage (where applicable) will be maintained at all times (including the use of any authorised air conditioning outlets) and ensure that the Tenant’s ability to carry on its normal trade and business from the Premises is not materially affected.

8.	All rights of light and air enjoyed by the Premises over any premises within the Old Truman Brewery and/or any nearby or adjoining premises.

9.	The Landlord shall have the right to affix cut into and enclose on the New Premises (including for example but without limitation, for attaching fixtures onto the outside of the New Premises and/or for the support of adjoining buildings/structures) provided always that:

9.1	this does not adversely affect the structure of the Premises;

9.2	in exercising such right the Landlord shall ensure that the Tenant’s ability to carry on its normal trade and business from the Premises is not materially affected and shall keep the Tenant reasonably informed of the intended times and dates that the Landlord will be exercising this right; and

9.3	any damage to the Premises thereby caused shall be made good as soon as reasonably practicable thereafter.

10.	All rights which the Tenant covenants to permit under Part Three of the Lease.

11.	The Landlord may in its own discretion change any of the emergency exits and/or emergency exit routes from the Premises, provided always that in so doing the number of permitted allowable persons in the Premises is not adversely affected, and provided always that in exercising such right the Landlord must make good all damage to the Premises and the Tenant’s fixtures and fittings thereby occasioned as soon as reasonably practicable and to the reasonable satisfaction of the Tenant and causing as little interference as reasonably possible to the Tenant in exercising such right such that the Tenant’s ability to carry on its normal trade and business from the Premises is not materially affected, and provided always that the Landlord must give the Tenant not less than three months prior written notice of its intention to exercise such right.

SCHEDULE 3 – RENT

Part 1 – Existing Premises

1.	From and including the Term Commencement Date to and including 30 April 2012, * * *

2.	From and including the Rent Commencement Date to and including 30 October 2012, * * * per annum.

3.	From and including 1 November 2012 to and including 30 October 2013, * * * per annum.

4.	From and including 1 November 2013 to and including 30 October 2014, * * * per annum.

5.	From and including 1 November 2014 to and including 30 October 2015, * * * per annum.

6.	From and including 1 November 2015 to and including 30 October 2016, * * * per annum.

7.	From and including 1 November 2016 to and including 30 October 2017 (“Year 6”), the higher of:

(a)	* * * per annum; and

(b)	the Rent per annum for the Premises agreed or determined pursuant to Part Six of this Lease.

8.	From and including 1 November 2017 to and including 30 October 2018 (“Year 7”), the rent per annum in Year 6 increased by 4%.

9.	From and including 1 November 2018 to and including 30 October 2019 (“Year 8”), the rent per annum in Year 7 increased by 4%.

10.	From and including 1 November 2019 to and including 30 October 2020 (“Year 9”), the rent per annum in Year 8 increased by 4%.

11.	From and including 1 November 2020 to and including 30 October 2021 (“Year 10”), the rent per annum in Year 9 increased by 4%.

12.	From and including 1 November 2021 to and including 30 October 2022 (“Year 11”), the higher of:

(a)	* * * per annum;

(b)	the Rent per annum for the Premises agreed or determined pursuant to Part Six of this Lease; and

(c)	the amount payable (but for any abatement of Rent) in Year 10 increased by 4%.

13.	From and including 1 November 2022 to and including 30 October 2023 (“Year 12”), the rent per annum in Year 11 increased by 4%.

14.	From and including 1 November 2023 to and including 30 October 2024 (“Year 13”), the rent per annum in Year 12 increased by 4%.

15.	From and including 1 November 2024 to and including 5 April 2025 (“Year 14”), the rent per annum in Year 13 increased by 4%.

Part 2 – New Premises

1.	From and including the Term Commencement Date to and including 19 March 2014, * * *.

2.	From and including 20 March 2014 to and including 30 October 2014, * * * per annum.

3.	From and including 1 November 2014 to and including 30 October 2015, * * * per annum.

4.	From and including 1 November 2015 to and including 30 October 2016, * * * per annum.

5.	From and including 1 November 2016 to and including 30 October 2017 (“Year 6”), the higher of:

(a)	* * * per annum; and

(b)	the Rent per annum for the Premises agreed or determined pursuant to Part Six of this Lease.

6.	From and including 1 November 2017 to and including 30 October 2018 (“Year 7”), the rent per annum in Year 6 increased by 4%.

7.	From and including 1 November 2018 to and including 30 October 2019 (“Year 8”), the rent per annum in Year 7 increased by 4%.

8.	From and including 1 November 2019 to and including 30 October 2020 (“Year 9”), the rent per annum in Year 8 increased by 4%.

9.	From and including 1 November 2020 to and including 30 October 2021 (“Year 10”), the rent per annum in Year 9 increased by 4%.

10.	From and including 1 November 2021 to and including 30 October 2022 (“Year 11”), the higher of:

(a)	* * * per annum;

(b)	the Rent per annum for the Premises agreed or determined pursuant to Part Six of this Lease; and

(c)	the amount payable (but for any abatement of Rent) in Year 10 increased by 4%.

11.	From and including 1 November 2022 to and including 30 October 2023 (“Year 12”), the rent per annum in Year 11 increased by 4%.

12.	From and including 1 November 2023 to and including 30 October 2024 (“Year 13”), the rent per annum in Year 12 increased by 4%.

13.	From and including 1 November 2024 to and including 5 April 2025 (“Year 14”), the rent per annum in Year 13 increased by 4%.

SCHEDULE 4

SERVICE CHARGE

1.	The Service Charge payable by the Tenant shall be as follows:

a.	In respect of the Existing Premises, from the Term Commencement Date to and including 30 October 2012, * * * per annum.

b.	In respect of the Existing Premises, from and including 1 November 2012 to and including 30 October 2013 the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge in respect of the Existing Premises increased by 4.5%).

c.	In respect of the New Premises, from the Term Commencement Date to and including the day before Practical Completion, £nil.

d.	In respect of the New Premises, from the date of Practical Completion to and including 30 October 2012, * * * per annum.

e.	In respect of the New Premises, from and including 1 November 2012 to and including 30 October 2013 the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge in respect of the Existing Premises increased by 4.5%).

f.	From and including 1 November 2013 to and including 30 October 2014 the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4.5%.

g.	From and including 1 November 2014 to and including 30 October 2015 the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4.5%.

h.	From and including 1 November 2015 to and including 30 October 2016 the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4%.

i.	From and including 1 November 2016 to and including 30 October 2017 (“Year Six”) the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4%.

j.	From and including 1 November 2017 to and including 30 October 2018 the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4%.

k.	From and including 1 November 2018 to and including 30 October 2019 the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4%.

l.	From and including 1 November 2019 to and including 30 October 2020 the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4%.

m.	From and including 1 November 2020 to and including 30 October 2021 (“Year 11”) the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4%.

n.	From and including 1 November 2021 to and including 30 October 2022 (“Year Eleven”) the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4%.

o.	From and including 1 November 2022 to and including 30 October 2023 the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4%.

p.	From and including 1 November 2023 to and including [ ] 2024 the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4%.

q.	From and including 1 November 2024 to and including 5 April 2025 the higher of:

i.	* * * per annum; and

ii.	in the event that the Service Charge has been increased pursuant to paragraph 2, the previous year’s Service Charge increased by 4%.

2.	If the Landlord’s cost of provision of the Services increase to the extent that the Service Charge collected from the Tenant is insufficient to meet a proportion of the Landlord’s cost (including a reasonable management charge) of provision of the Services which is fair to be charged to the Tenant, then the Landlord shall be entitled, upon providing reasonable supporting evidence of the cost of the Services and of the fair proportion thereof to be paid by the Tenant, to increase the Service Charge by a fair amount acting reasonably, and the Tenant shall be obliged to pay such revised Service Charge in accordance with the provision of this Lease.

SCHEDULE 5

SCHEDULE OF CONDITION

Existing Premises Schedule of Condition

SCHEDULE 6

TENANT’S WORKS

The Tenant’s Works includes all of the works as are referred to below and as are in the drawings referred to below, provided always for the avoidance of doubt that in respect of the extent of the Premises the plans titled ‘Premises Plan’ shall be conclusive.

1.	Removing the existing fire escape stairwell to the rear (North) of the Premises consisting of a steel staircase to the first second and third floors of the Existing Premises, to be dismantled, labelled and delivered up to the Landlord.

2.	Building a new steel fire escape stairwell to the rear (North) of the Premises providing access to all floors of the Premises except the ground floor, as shown in more detail on the attached drawings.

3.

Building, installing and full commissioning of a new goods/passenger lift to the rear (North) of the Premises with a load level of 2,800 kg in accordance with the drawings attached and also the specification attached and titled ‘OUR QUOTE CE2978/1 – Dated 11th MARCH 2011’ providing access to all floors of the Premises except in relation to the ground floor such access is external to the Premises.

4.	In respect of the new staircase and goods/passenger lift to the rear (North) of the Premises, the enclosure to the same is to include a steel framework, brick fascia on the East and West elevations and a ‘kingspan’ cladding on the North elevation and roof, as further detailed in the drawings referred to below and attached.

5.	Building the New Premises, comprising:

a.	Part (infill) Third Floor by way of extending the existing building structure and alike, to be constructed in sympathetic materials subject to agreement with the local authority and to include construction of data halls and associated plant rooms;

b.	Fourth Floor by way of extending the existing building structure and alike, to be constructed in sympathetic materials subject to agreement with the local authority and to include construction of data halls and associated plant rooms;

c.	Fifth Floor/Plant Deck by way of extending the existing building structure, with the new roof floor finish being a high performance single ply membrane, installation of a steel galvanised plant deck and grillage (to accommodate proposed plant and equipment), installation of a new rainwater system designed by specialists with the perimeter of this floor having installed a glazed and louvered screen constructed in sympathetic materials in agreement with the local authority; and

d.	Stairwell, goods/passenger lift and enclosures at the rear (North) of the Premises accessing all upper floors including plant deck of the Premises and access at ground floor level from immediately outside the Premises to the North.

as the same is shown in more detail on the attached drawings, and providing always that in relation to the to the detail of the Tenant’s Works, the specific materials to be used in carrying out the Works relating to the exterior of the New Premises must be approved by the Landlord in advance in relation to each part of such Works before such part of the Tenant’s Works commences, and this shall include where reasonable the supply to the Landlord in advance for consideration of the Landlord’s approval of sample materials, provided always that (i) the Landlord must be expeditious and reasonable in dealing with the approval of any such details and materials, (ii) if the Landlord has failed to respond within ten business days of being provided with such samples then the Landlord’s approval shall be deemed to have been given in respect of such sample, and (iii) in the event that the Landlord’s opinion of the materials proposed by the Tenant to be used in carrying out the Works is in conflict with the requirements of the local authority in respect of the same then the requirements of the local authority shall prevail.

6.	In respect of the building of the New Premises, the Tenant’s Works shall include:

a.	the structural and load bearing elements of the New Premises, including without limitation foundations, steelwork, floor slabs, ceiling slabs, walls, cladding and roofing;

b.	the internal surface finishes of the walls, columns, floor slabs and ceiling slabs;

c.	internal and external cladding and roofing which are not load bearing;

d.	internal and external walls which are not load bearing;

e.	power being brought to the New Premises and connected to the appropriate number of distribution boards, provided that in respect of the amount of such power this shall be assumed not to be the actual amount of power the Tenant brings to the New Premises, but such reasonable amount of power as would be required if the New Premises were to be used as open plan office;

f.	the installation of raised floor in the New Premises, provided that this shall be assumed to be such raised flooring as would reasonably be expected to be installed if the New Premises were to be used as open plan offices;

g.	doors, door frames, windows and window frames;

h.	the installation of lighting in the New Premises;

i.	the installation of Conduits relating to the items referred to above,

as detailed in the attached drawings:

(i)	BHP Early Works Existing Fire Escape Demolition Process. Drawing number: 11-011-SK1003, 12 May 2011;

(ii)	BHP Proposed Lift & Stair Enclosure Details, sheet 1. Drawing number: 11-011-518 rev D, 9 May 2011;

(iii)	Goods/Passenger Lift Specification. Drawing number: Our Quote CE2978/1 – Dated 11th March 2011;

(iv)	BHP Proposed Third Floor Plan. Drawing number: 11-011-023 rev A, 2 August 2011;

(v)	BHP Proposed Fourth Floor Plan. Drawing number:11-011-024 rev A, 2 August 2011;

(vi)	BHP Proposed Roof Plan. Drawing number: 11-011-025 Rev A, 2 August 2011;

(vii)	BHP Proposed Elevations. Drawing number: 11-011-026 Rev B, 3 August 2011;

(viii)	BHP Existing and Proposed Section A-A. Drawing number: 11-011-027 Rev A, 2 August 2011; and

(ix)	BHP Existing and Proposed Section B-B. Drawing number:11-011-028 Rev A, 2 August 2011.

SCHEDULE 7

COLLATERAL WARRANTY

SIGNED AND DELIVERED AS A DEED

by AMIRA ZELOOF in the presence of:

Witness signature:

Witness name:

Witness address:

Witness occupation:

SIGNED AND DELIVERED AS A DEED

by OFER ZELOOF in the presence of:

Witness signature:

Witness name:

Witness address:

Witness occupation:

SIGNED AND DELIVERED AS A DEED

by OREN ZELOOF in the presence of:

Witness signature:

Witness name:

Witness address:

Witness occupation:

EXECUTED as a DEED by INTERXION

CARRIER HOTEL LIMITED acting by two

authorised signatories:

Director Director/Secretary